Exhibit 99(a)(1)(A)

                                 COMPANY NOTICE
                                  TO HOLDERS OF
                          ELAN FINANCE CORPORATION LTD.
                     LIQUID YIELD OPTION(TM) NOTES DUE 2018
                           (ZERO COUPON--SUBORDINATED)


                CUSIP Nos.: 284129 AA1, 284129 AB9 and 284129 AC7

     NOTICE IS HEREBY GIVEN to Holders of Liquid Yield Option(TM) Notes Due 2018 (Zero Coupon-Subordinated) issued by Elan Finance Corporation Ltd. and guaranteed by Elan Corporation, plc (the "Securities"), pursuant to the terms and conditions of the Indenture, dated as of December 14, 1998 (the "Indenture"), by and among Elan Finance Corporation Ltd., a company organized under the laws of Bermuda (the "Company"), Elan Corporation, plc, a public limited company organized under the laws of Ireland (the "Guarantor"), and The Bank of New York, a New York banking corporation, as trustee (the "Paying Agent").

     This notice is being sent to Holders pursuant to Section 3.08(e) of the Indenture. Capitalized terms used in this Notice, unless otherwise defined herein, shall have the meanings given such terms in the Indenture.

     At your option (the "Put Option"), you may require the Company to purchase your Securities, subject to the terms and conditions of the Indenture, on Monday, December 15, 2003 (the "Purchase Date"). The purchase price payable in respect of a Security is $616.57 per $1,000 Principal Amount at Maturity of the Securities (the "Purchase Price"), subject to the terms and conditions of the Indenture, the Securities and the Company Notice and related offer materials, as amended and supplemented from time to time (the "Option Materials").

     The Company shall pay the Purchase Price in cash.

     If you elect to require the Company to repurchase your Securities at the Purchase Price, you must do so by tendering a Purchase Notice to the Paying Agent (and not withdrawing such Purchase Notice as provided below), according to the terms of the Indenture, prior to 5:00 p.m., New York City time, on Monday, December 15, 2003. The right of Holders to surrender Securities for purchase in the Put Option expires at 5:00 p.m., New York City time on Monday, December 15, 2003.

     Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Purchase Date by means of a written notice of withdrawal delivered to the office of the Paying Agent, specifying: (i) the certificate number of the Securities with respect to which such notice of withdrawal is being submitted; (ii) the Principal Amount at Maturity of the Securities with respect to which such notice of withdrawal is being submitted; and (iii) the Principal Amount at Maturity, if any, of such Securities which remains subject to the original Purchase Notice, and which has been or will be delivered for purchase by the Company.

     The Purchase Price for any Security as to which a Purchase Notice has been given and not withdrawn will be paid promptly following the later to occur of December 16, 2003 (the "Payment Date") or the Paying Agent's receipt of the surrendered Securities.

               The addresses for the Paying Agent are as follows:


     By Registered or Certified Mail or By Hand:                  By Regular Mail or Overnight Courier:
     -------------------------------------------                  -------------------------------------
     The Bank of New York                                         The Bank of New York
     Corporate Trust Operations                                   Corporate Trust Window
     Reorganization Unit                                          101 Barclay Street
     101 Barclay Street                                           New York, NY  10286
     Floor 7E                                                     Attention:  Kin Lau
     New York, NY  10286
     Attention:  Kin Lau


     HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY ("DTC") NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

     If you do not elect to require the Company to purchase your Securities, you will maintain the right to exchange your Securities into ADSs of the Guarantor in accordance with and subject to the terms of the Indenture and paragraph 9 of the Securities. The Exchange Rate for the Securities as of November 14, 2003 is
13.75 ADSs per $1,000 Principal Amount. Securities as to which a Purchase Notice has been given may be exchanged only if the applicable Purchase Notice has been withdrawn in accordance with the terms of the Indenture and paragraph 6 of the Securities. If you desire to exchange your Securities, you may do so by tendering your Securities to the Exchange Agent, according to the terms of the Indenture, at the address of the Exchange Agent, which address is the same as the address for the Paying Agent provided above.

     Please direct any questions to The Bank of New York at (212) 815- 3750.

     Additional copies of this Company Notice may be obtained from the Paying Agent at its address set forth above.



              The date of this Company Notice is November 14, 2003.

                                TABLE OF CONTENTS
                                                                            Page

SUMMARY TERM SHEET...........................................................1
IMPORTANT INFORMATION CONCERNING THE PUT OPTION..............................4
         1.    Information Concerning the Guarantor and the Company..........4
         2.    Information Concerning the Securities.........................4
                  2.1. The Company's Obligation to Purchase the Securities; Purpose of the
                            Transaction......................................4
                  2.2.   Purchase Price......................................4
                  2.3.   Exchange Rights of the Securities...................5
                  2.4.   Market for the Securities and ADSs..................5
                  2.5.   Redemption..........................................6
                  2.6.   Change in Control...................................6
                  2.7.   Ranking.............................................6
                  2.8.   Conditions..........................................7
         3. Procedures to Be Followed by Holders Electing to Surrender Securities for
                 Purchase....................................................7
                  3.1.   Method of Delivery..................................7
                  3.2.   Purchase Notice.....................................7
                  3.3.   Delivery of Securities..............................7
         4.    Right of Withdrawal...........................................8
         5.    Payment for Surrendered Securities............................8
         6.    Securities Acquired...........................................9
         7.    Plans or Proposals of the Guarantor and the Company...........9
         8.    Interests of Directors, Executive Officers and Affiliates of
                 the Guarantor or the Company in the Securities..............9
         9.    Purchases of Securities by the Guarantor, the Company and
                 their Respective Affiliates.................................10
         10.   Material United States Tax Considerations.....................10
         11.   Additional Information........................................12
         12.   No Solicitations..............................................12
         13.   Definitions...................................................12
         14.   Conflicts.....................................................13


No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and accompanying Purchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice and accompanying Purchase Notice do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Guarantor, the Company or their respective boards of directors or employees is making any representation or recommendation to any Holder as to whether or not to surrender such Holder's Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice and the accompanying Purchase Notice, because the information in this summary is not complete and those documents contain additional important information. We have included page references to direct you to a more complete description of the topics in this summary.

1.   Who is offering to purchase my Securities?

     Elan Finance Corporation Ltd., a company organized under the laws of Bermuda (the "Company"), is offering to purchase your validly surrendered Liquid Yield Option(TM) Notes due 2018 (Zero Coupon-Subordinated) issued by the Company and fully and unconditionally guaranteed by Elan Corporation, plc (the "Guarantor"), a public limited company organized under the laws of Ireland (the "Securities"). The obligation of the Company to pay the Purchase Price (as defined below) for the Securities surrendered is fully and unconditionally guaranteed by Elan under the Indenture (as defined below) (Page 4)

2.   What securities are you seeking to purchase?

     We are offering to purchase all of the Securities surrendered, at the option of the holder thereof (the "Holder"). As of November 14, 2003, there was approximately $801,246,000 aggregate principal amount at maturity of Securities outstanding. The Securities were issued under an Indenture, dated as of December 14, 1998 (the "Indenture"), among the Company, as issuer, the Guarantor, as guarantor, and The Bank of New York, a New York banking corporation, as trustee (the "Paying Agent"). (Page 4)

3.   How much are you offering to pay and what is the form of payment?

     Pursuant to the terms of Section 3.08 of the Indenture and paragraph 6 of the Securities, we will pay, in cash, a purchase price of $616.57 per $1,000 principal amount at maturity of the Securities (the "Purchase Price") with respect to any and all Securities validly surrendered for purchase and not withdrawn. Our obligation to pay the Purchase Price with respect to Securities validly surrendered for purchase and not withdrawn is fully and unconditionally guaranteed by the Guarantor. (Page 4)

4.   How can I determine the market value of the Securities?

     There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the financial condition, results of operations and prospects of the Guarantor and the market for similar securities. To the extent available, you are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The American Depositary Shares ("ADSs"), each ADS representing one Ordinary Share, par value 5 Euro cents ("Ordinary Shares"), evidenced by one American Depositary Receipt, of the Guarantor, into which the Securities are exchangeable are listed on the New York Stock Exchange ("NYSE") under the symbol "ELN" and the Ordinary Shares are listed on the London Stock Exchange under the symbol "ELA" and on the Irish Stock Exchange under the ISIN Number IE0003072950. On November 11, 2003, the last reported sales price of the ADSs on the NYSE was $5.12 per share. (Page 5)

5.   Why are you making the offer?

     We are required to make the offer pursuant to the terms of the Securities and of the Indenture.

6. What does the board of directors of the Company and the Guarantor think of the Put Option?

     Although the board of directors of each of the Company and the Guarantor has approved the terms of the Put Option included in the Indenture and the Securities, neither board of directors has made any recommendation as to whether you should surrender your Securities for purchase in the offer. You must make your own decision whether to surrender your Securities for purchase in the offer and, if so, the amount of Securities to surrender. (Page 5)

7.   When does the Put Option expire?

     The Put Option expires at 5:00 p.m., New York City time, on Monday, December 15, 2003 (the "Purchase Date"). We will not extend the period Holders have to accept the Put Option. We will pay for purchased Securities promptly following the later to occur of Tuesday, December 16, 2003 (the "Payment Date") and the Paying Agent's receipt of surrendered Securities. (Page 4)

8.   What are the conditions to the purchase by the Company of the Securities?

     The purchase by the Company of Securities as to which a Purchase Notice has been delivered and not validly withdrawn is conditioned upon you delivering the Security, together with necessary endorsements, to the Paying Agent at the same time, or at any time after, delivery of the Purchase Notice. Additionally, the purchase by the Company of the Securities under the Put Option is conditioned upon there being no Event of Default under the Indenture that has occurred and is continuing and upon the purchase being lawful. There is currently no Event of Default under the Indenture. (Page 7)

9.   How do I surrender my Securities?

     To surrender your Securities for purchase pursuant to the Put Option, you must deliver the Purchase Notice and related documents to the Paying Agent no later than 5:00 p.m., New York City time, on December 15, 2003.

     HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY ("DTC") NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

     A Holder whose Securities are held in certificated form must properly complete and execute the Purchase Notice, and deliver such notice to the Paying Agent, with any other required documents, on or before 5:00 p.m., New York City time, on December 15, 2003. The Holder is required to deliver to the Paying Agent the certificate representing the Securities surrendered prior to receiving payment of the Purchase Price.

     A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities on the Holder's behalf.

     A Holder who is a DTC participant may elect to surrender their Securities by delivering to the Paying Agent's account at DTC through DTC's book-entry system his or her beneficial interest in the Securities on or before 5:00 p.m., New York City time, on December 15, 2003.

     Holders who are DTC participants should surrender their Securities electronically through DTC's Automated Tenders over the Participant Terminal System ("PTS"), subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on December 15, 2003. (Page 7)

10.  If I surrender, when will I receive payment for my Securities?

     We will accept for payment all validly surrendered Securities promptly upon expiration of the Put Option. We will promptly forward to the Paying Agent on December 16, 2003 the appropriate amount of funds required to pay the Purchase Price for the surrendered Securities. The Paying Agent will promptly distribute the funds to the Holders on the later to occur of the Payment Date or the date on which the Paying Agent receives the certificate representing the surrendered Securities. (Page 8)

11.  Until what time can I withdraw previously surrendered Securities?

     You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on December 15, 2003. You may also withdraw previously surrendered Securities at any time after the expiration of 40 business days from the date of this Company Notice, if your Securities have not yet been accepted for payment by the Company. (Page 8)

12.  How do I withdraw previously surrendered Securities?

     To withdraw previously surrendered Securities, you must deliver an executed written notice of withdrawal substantially in the form attached, or a facsimile of one, to the Paying Agent prior to 5:00 p.m., New York City time, on December 15, 2003.

     HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC. (Page 8)

13. Do I need to do anything if I do not wish to surrender my Securities for purchase?

     No. If you do not deliver a properly completed and duly executed Purchase Notice before the expiration of the Put Option, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms. (Page 7)

14. If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

     No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount at maturity of $1,000 (the "$1,000 principal amount") or an integral multiple thereof.

15. If I do not surrender my Securities for purchase, will I continue to be able to exercise my exchange rights?

     If you do not surrender your Securities for purchase, your exchange rights will not be affected. You will continue to have the right to exchange each $1,000 principal amount at maturity of a Security into ADSs of the Guarantor (13.75 ADSs of the Guarantor as of November 14, 2003), subject to the terms, conditions and adjustments specified in the Indenture and paragraph 9 of the Securities. (Page 7)

16. If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Put Option?

     The receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your own tax advisor regarding the actual tax consequences to you. (Page 10)

17.  Who is the Paying Agent?

     The Bank of New York, the trustee for the Securities, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Company Notice.

18.  Who can I ask if I have questions about the Put Option?

     Questions and requests for assistance in connection with the surrender of Securities for purchase in this Put Option may be directed to The Bank of New York, at (212) 815-3750.

                 IMPORTANT INFORMATION CONCERNING THE PUT OPTION

     1. Information Concerning the Guarantor and the Company. Elan Finance Corporation Ltd., a company organized under the laws of Bermuda (the "Company"), is a wholly-owned subsidiary of Elan Corporation, plc, a public limited company organized under the laws of Ireland (the "Guarantor"). The Company is offering to purchase its Liquid Yield Option(TM) Notes due 2018 (Zero Coupon--Subordinated), which have been fully and unconditionally guaranteed by the Guarantor (the "Securities"). The Company is a special purpose finance subsidiary of the Guarantor organized solely for the purpose of issuing the Securities. It conducts no independent business.

     The Guarantor is a worldwide biopharmaceutical company headquartered in Dublin, Ireland. The Guarantor focuses on three core therapeutic areas: neurology, pain management and autoimmune diseases. The Guarantor is organized into two units: Core Elan and Elan Enterprises.

     Core Elan is engaged in pharmaceutical commercial activities and biopharmaceutical research and development activities. Core Elan is also engaged in pharmaceutical manufacturing activities at its facility located in Athlone, Ireland. The Guarantor's pharmaceutical commercial activities include the marketing of products in the therapeutic areas of neurology, pain management and infectious diseases. Biopharmaceutical research and development activities include the discovery and development of products in the therapeutic areas of neurology, pain management and autoimmune diseases.

     Elan Enterprises is mainly comprised of the Guarantor's drug delivery businesses and other assets such as business ventures and non-core pharmaceutical products. Drug delivery activities have historically included the development, licensing and marketing of drug delivery products, technologies and services to pharmaceutical industry clients on a worldwide basis.

     The Company maintains its registered offices at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The Company's principal executive offices are located at 102 St. James Court, Flatts, Smiths Parish, Bermuda FL 04 and its telephone number is (441) 292-9169. The Guarantor's principal executive offices are located at Lincoln House, Lincoln Place, Dublin 2, Ireland and its telephone number is 353-1-709-4000.

     2. Information Concerning the Securities. The Securities were issued under an Indenture, dated as of December 14, 1998 (the "Indenture"), among the Company, the Guarantor and The Bank of New York, a New York banking corporation, as trustee (the "Paying Agent"). The Securities mature on December 14, 2018.

     2.1. The Company's Obligation to Purchase the Securities; Purpose of the Transaction. Pursuant to the terms of the Indenture and the Securities, unless earlier redeemed, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the option of the holders of the Securities (the "Holders"), on December 14, 2003, December 14, 2008 and December 14, 2013. The purchase price will be $616.57 per $1,000 principal amount at maturity ("$1000 principal amount") on December 14, 2003; $724.42 per $1000 principal amount on December 14, 2008; and $851.13 per $1000 principal amount on December 14, 2013.

     This Put Option will expire at 5:00 p.m., New York City time, on Monday, December 15, 2003 (the "Purchase Date"), and the purchase will be made promptly following the Company's delivery of funds to the Paying Agent on December 16, 2003 (the "Payment Date"). The payment by the Company for validly surrendered Securities is subject to the Paying Agent's receipt of the certificate(s) representing the surrendered Securities.

     The Company's obligation to pay the Purchase Price for validly surrendered Securities is guaranteed by the Guarantor pursuant to the terms of the Indenture.

     2.2. Purchase Price. Pursuant to the terms of the Securities, the purchase price to be paid by the Company for the Securities on the Payment Date is $616.57 per $1,000 principal amount of the Securities (the "Purchase Price"). The Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase on or before 5:00 p.m., New York City time, on December 15, 2003 and not withdrawn prior to that time. Securities surrendered for purchase will be accepted only in $1,000 principal amount or integral multiples thereof. The Original Issue Discount (as defined in the Indenture) will cease to accrue on the Purchase Date unless the Company defaults in making payment on Securities validly surrendered for purchase and not withdrawn.

     The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the ADSs (as defined below) into which the Securities may be exchanged. Thus, the Purchase Price may be significantly higher or lower than the current market price of the Securities. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the ADSs before making a decision whether to surrender their Securities for purchase.

     None of the Company, the Guarantor or their respective boards of directors or employees is making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder's assessment of current market value of the Securities and the ADSs and other relevant factors.

     2.3. Exchange Rights of the Securities. The Securities are exchangeable into American Depositary Shares ("ADSs"), each ADS representing one Ordinary Share, par value 5 Euro cents ("Ordinary Shares"), evidenced by one American Depositary Receipt, of the Guarantor, in accordance with and subject to the terms of the Indenture and paragraph 9 of the Securities. The Exchange Rate of the Securities as of November 14, 2003 is 13.75 ADSs per $1,000 principal amount of the Securities. This Exchange Rate is subject to change pursuant to the terms set forth in the Indenture. The Paying Agent is currently acting as Exchange Agent for the Securities.

     Holders that do not surrender their Securities for purchase pursuant to the Option Materials will maintain the right to exchange their Securities into ADSs. Any Securities as to which a Purchase Notice has been given may be exchanged in accordance with the terms of the Indenture only if the applicable Purchase Notice has been validly withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date, as described in Section 4 hereto.

     2.4. Market for the Securities and ADSs . There is no established reporting system or trading market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the financial condition, results of operations and prospects of the Guarantor and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The Securities are held through The Depository Trust Company ("DTC"). As of November 14, 2003, there was approximately $801,246,000 aggregate principal amount at maturity of Securities outstanding and DTC was and is the sole record holder of the Securities.

     The ADSs into which the Securities are exchangeable are listed on the NYSE under the symbol "ELN" and the Ordinary Shares are listed on the London Stock Exchange under the symbol "ELA" and on the Irish Stock Exchange under the ISIN Number IE0003072950. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the ADSs as reported on the NYSE.

                                                        High         Low
================================================================================
                                2003

First Quarter                                            $4.98       $2.25
Second Quarter                                            9.02        2.70
Third Quarter                                             6.46        4.05
Fourth Quarter (through November 11, 2003)                5.97        4.72

                                2002

First Quarter                                           $45.18      $12.01
Second Quarter                                           13.97        5.30
Third Quarter                                             5.65        1.31
Fourth Quarter                                            3.09        1.03

                                2001

First Quarter                                           $57.80      $42.75
Second Quarter                                           65.00       47.85
Third Quarter                                            62.85       41.50
Fourth Quarter                                           52.00       39.35


     On November 11, 2003, the last reported sales price of the Guarantor's ADSs on the NYSE was $5.12 per share. As of November 11, 2003, there were approximately 386,052,505 Ordinary Shares outstanding. We urge you to obtain current market information for the Securities, to the extent available, and the ADSs before making any decision to surrender your Securities pursuant to the Put Option.

     The Guarantor has not paid cash dividends on its Ordinary Shares (whether or not represented by ADSs) in the past. Pursuant to the terms of the indenture (the "Convertible Notes Indenture") governing the 6.50% Guaranteed Convertible Notes issued by the Guarantor's subsidiary, Elan Capital Corp., Ltd., and guaranteed by the Guarantor (the "Convertible Notes"), the Guarantor is prohibited from paying any dividends on its Ordinary Shares on or prior to March 15, 2005. The declaration of cash dividends after that date will be at the recommendation of the Guarantor's board of directors. The recommendations of the Guarantor's board of directors will depend upon the earnings, capital requirements and financial condition of the Guarantor and other factors.

     2.5. Redemption. No sinking fund is provided for the Securities. We may redeem the Securities for cash in whole at any time, or in part from time to time. We will give not less than 15 days' nor more than 60 days' notice of redemption by mail to Holders of Securities. Holders may exchange Securities or portions of Securities called for redemption, until the close of business on the redemption date. The redemption price is equal to the Issue Price (as defined in the Indenture) plus accrued Original Issue Discount (as defined in the Indenture and as provided for in the Securities) to the date of redemption. Pursuant to the Convertible Notes Indenture, the Guarantor and its subsidiaries, including the Company, will be prohibited from redeeming the Securities at any time on or prior to March 15, 2005.

     2.6. Change in Control. Subject to the terms of the Indenture, the Holder may require the Company to redeem his or her Securities if there is a Change in Control (as defined in the Indenture) occurring on or prior to December 14, 2003, at a redemption price equal to the Issue Price (as defined in the Securities) plus accrued Original Issue Discount (as defined in the Indenture) to the date of redemption.

     2.7. Ranking. The Securities are subordinated obligations of the Company and are fully and unconditionally guaranteed on a subordinated basis by the Guarantor. The Securities and the Guarantor's guarantee are subordinated to all existing and future senior debt of the Company and the Guarantor, respectively. The Guarantor's guarantee is effectively subordinated to all existing and future indebtedness and other liabilities of the Guarantor's subsidiaries.

     2.8. Conditions. The purchase by the Company of Securities as to which a Purchase Notice has been delivered and not validly withdrawn is conditioned upon the Holder delivering the Securities, together with necessary endorsements, to the Paying Agent at the same time, or at any time after, delivery of the Purchase Notice. Additionally, the purchase by the Company of the Securities under the Put Option is conditioned upon there being no Event of Default under the Indenture that has occurred and is continuing and upon the purchase being lawful. There is currently no Event of Default under the Indenture.

     3. Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase. Holders will not be entitled to receive the Purchase Price for their Securities unless they validly deliver a Purchase Notice and related materials to the Paying Agent on or prior to 5:00 p.m., New York City time, on December 15, 2003 and do not withdraw such Purchase Notice on or before 5:00 p.m., New York City time, on December 15, 2003. Additionally, Holders will not be eligible to receive the Purchase Price until the later of December 16, 2003 and such time as any certificates representing the surrendered Securities are delivered to the Paying Agent. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount or an integral multiple thereof.

     If Holders do not validly deliver a Purchase Notice to the Paying Agent on or before 5:00 p.m., New York City time, on December 15, 2003, their Securities will remain outstanding subject to the existing terms of the Securities.

     3.1. Method of Delivery. The method of delivery of Securities, the related Purchase Notice and all other required documents, including delivery through DTC and acceptance through DTC's Automatic Tenders over the Participant Terminal System ("PTS"), is at the election and risk of the person surrendering such Securities and delivering such Purchase Notice and, except as expressly otherwise provided in the Purchase Notice, delivery will be deemed made only when actually received by the Paying Agent. The date of any postmark or other indication of when a Security or the Purchase Notice was sent will not be taken into account in determining whether such materials were timely received. If such delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested, and that Holders mail the required documents sufficiently in advance of December 15, 2003 to permit delivery to the Paying Agent prior to 5:00 p.m., New York City time, on December 15, 2003.

     3.2. Purchase Notice. Pursuant to the Indenture, the Purchase Notice must contain:

     o the certificate number(s) of the Securities being delivered for purchase;

     o the portion of the principal amount at maturity of the Securities to be purchased, which portion must be in principal amounts of $1,000 at maturity or an integral multiple thereof; and

     o a statement that such Securities shall be purchased by the Company pursuant to the terms and conditions specified in the Indenture and paragraph 6 of the Securities.

3.3.     Delivery of Securities.

         Securities in Certificated Form. To receive the Purchase Price, Holders of Securities in certificated form regarding which a Purchase Notice has been timely delivered and received, must deliver to the Paying Agent such certificate. The Holder may surrender his Securities without delivering such certificates. However, no Purchase Price will be paid until the Paying Agent receives such certificate.

         Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities for purchase on the Holder's behalf.

         Securities in Global Form. A Holder who is a DTC participant, may elect to surrender to the Company his or her beneficial interest in the Securities by:

     o delivering to the Paying Agent's account at DTC through DTC's book-entry system his or her beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on December 15, 2003; and

     o electronically transmitting his or her acceptance through DTC's PTS, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on December 15, 2003. In surrendering through PTS, the electronic instructions sent to DTC by the Holder, and transmitted by DTC to the Paying Agent will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the Purchase Notice.

     Securities and the Purchase Notice must be delivered to the Paying Agent to collect payment. Delivery of documents to DTC or the Company or the Guarantor does not constitute delivery to the Paying Agent.

     HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

     4. Right of Withdrawal. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on December 15, 2003. Holders may also withdraw surrendered Securities at any time after the expiration of 40 business days from the date of this Company Notice if their Securities have not yet been accepted for payment. In order to withdraw Securities, Holders must deliver to the Paying Agent written notice, substantially in the form enclosed herewith, containing:

     o the certificate number(s) and principal amount at maturity of the Securities with respect to which such notice of withdrawal is being submitted;

     o the principal amount at maturity, if any, of such Securities which remain subject to the original Purchase Notice and which have been or will be delivered for purchase by the Company; and

     o the Holder's signature, in the same manner as the original signature on the Purchase Notice by which such Securities were surrendered for purchase.

     The signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), unless such Securities have been surrendered for purchase for the account of an Eligible Institution. Any properly withdrawn Securities will be deemed not validly surrendered for purposes of the Put Option. Securities withdrawn from the Put Option may be resurrendered on or before 5:00 p.m., New York City time, on December 15, 2003 by following the surrender procedures described in Section 3 above.

     HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

     5. Payment for Surrendered Securities. We will promptly forward to the Paying Agent, no later than 1:00 p.m., New York City time, on December 16, 2003 (the "Payment Date") the appropriate amount of funds required to pay the Purchase Price for the surrendered Securities. The Paying Agent will promptly distribute the cash to each Holder who validly surrendered Securities on the later to occur of the Payment Date or the date on which the Paying Agent receives the certificate representing the surrendered Securities.

     The total amount of funds required by the Company to purchase all of the Securities is approximately $494 million (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, the Company intends to use available cash to purchase the Securities.

     6. Securities Acquired. Any Securities purchased by the Company pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

     7. Plans or Proposals of the Guarantor and the Company. Other than as described herein, the Guarantor and the Company currently have no plans which would be material to a Holder's decision to surrender Securities for purchase in the Put Option, which relate to or which would result in:

     o any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Guarantor or any of its subsidiaries (including the Company);

     o except as previously disclosed in connection with the execution of the Guarantor's recovery plan, any purchase, sale or transfer of a material amount of assets of the Guarantor or any of its subsidiaries (including the Company);

     o any material change in the present dividend rate or policy, or indebtedness or capitalization of the Guarantor or the Company;

     o any change in the present board of directors or management of the Guarantor or the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

     o any other material change in the corporate structure or business of the Guarantor or the Company;

     o any class of equity securities of the Guarantor to be delisted from a national securities exchange or to cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

     o any class of equity securities of the Guarantor or the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

     o the suspension of the obligation of the Guarantor to file reports under Section 15(d) of the Exchange Act;

     o the acquisition by any person of additional securities of the Guarantor or the Company, or the disposition of securities of the Guarantor or the Company; or

     o any changes in the charter, bylaws or other governing instruments of the Guarantor or the Company, or other actions that could impede the acquisition of control of the Guarantor or the Company.

     8. Interests of Directors, Executive Officers and Affiliates of the Guarantor or the Company in the Securities. To the knowledge of each of the Guarantor and the Company:

     o none of the Guarantor, the Company, or their respective executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

     o none of the officers or directors of the subsidiaries of the Guarantor has any beneficial interest in the Securities;

     o neither the Company nor the Guarantor will purchase any Securities from such persons; and

     o during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

     A list of the directors and executive officers of each of the Guarantor and the Company is attached to this Company Notice as Annex A.

     Except as described above, none of the Guarantor, the Company or, to their knowledge, any of their respective affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of its securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

     9. Purchases of Securities by the Guarantor, the Company and their Respective Affiliates. Each of the Guarantor, the Company, and their respective affiliates, including their respective executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Put Option until the expiration of at least the tenth business day after the Purchase Date. Following such time, if any Securities remain outstanding, the Guarantor, the Company and their respective affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Securities after the Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of the ADSs, the financial condition, results of operations and prospects of the Guarantor, and general economic and market conditions. Pursuant to the Convertible Notes Indenture, except in connection with the Put Option, the Guarantor and its subsidiaries, including the Company, will be prohibited from purchasing the Securities at any time on or after December 14, 2003 and on or prior to March 15, 2005.

     10. Material United States Tax Considerations. The following discussion summarizes certain United States federal income tax consequences resulting from the surrender of the Securities for purchase pursuant to the Put Option. It is provided for general informational purposes only and is not tax advice. It is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, Internal Revenue Service ("IRS") rulings, and judicial decisions, all as currently in effect, and all of which are subject to change, possibly with retroactive effect. The discussion assumes that the Securities are held as "capital assets" within the meaning of section 1221 of the Code. The discussion does not address all of the federal income tax consequences that may be relevant to you in light of your particular tax situation or to certain classes of Holders subject to special treatment under the federal income tax laws, (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, expatriates, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold Securities as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, or persons that have a functional currency other than the United States dollar).

     THIS SUMMARY OF UNITED STATES FEDERAL TAX CONSEQUENCES IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF THE PUT OPTION, INCLUDING THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES AND POTENTIAL CHANGES IN THE TAX LAWS.

     As used herein, a U.S. Holder means a beneficial owner of Securities that is, for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. As used herein, the term "Non-U.S. Holder" means a beneficial owner of Securities, other than a partnership, that is not a U.S. Holder as defined above.

     The tax treatment of a partnership that holds Securities will generally depend on the status of the partners and the activities of the partnership. Holders that are partnerships should consult their own tax advisors about the U.S. federal income tax consequences of surrendering Securities pursuant to the Put Option.

     Sale of Securities Pursuant to the Put Option by U.S. Holders. A U.S. Holder's receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules described below, a U.S. Holder will generally recognize capital gain or loss on the sale of a Security in an amount equal to the difference between the amount of cash received for the Security (except for any amount attributable to interest, including OID (defined below), that such Holder has not already taken into income, which amount will continue to be taxable to as interest otherwise would be) and their "adjusted tax basis" in the Security at the time of the sale. The capital gain or loss will be long-term if a surrendering U.S. Holder held the Security for more than one year at the time of the sale. Long-term capital gains of non-corporate U.S. Holders are generally taxable at lower rates than those applicable to ordinary income or short-term capital gains. Capital gains of corporate U.S. Holders are generally taxable at the regular tax rates applicable to corporations. A Holder's ability to deduct capital losses may be limited.

     Generally, a U.S. Holder will have an adjusted tax basis in the Securities equal to the amount paid for the Security, increased by the amount of Original Issue Discount ("OID") previously accrued by the U.S. Holder and, if the election described below has been made, market discount previously included in the U.S. Holder's income and decreased by any acquisition premium in respect of the Securities that has been previously taken into account as an offset to OID income. OID generally is the excess of the stated redemption price at maturity of a Security over its issue price and a ratable daily portion of the amount allocable to each accrual period (each of which must be no longer than one year) must be included in income by a Holder, where the amount allocable to each accrual period is determined on a constant yield basis.

     An exception to the capital gain treatment described above may apply if you purchased a Security at a "market discount." If you acquired a Security at a cost that is less than its adjusted issue price, the amount of such difference is treated as market discount for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the adjusted issue price multiplied by the number of complete years to maturity from the date of acquisition. In general, any gain realized by a U.S. Holder on the sale of a Security having market discount will be treated as ordinary income to the extent of the market discount that you have accrued (on a straight line basis or, at your election, on a constant yield basis), unless such Holder has elected to include market discount in income currently as it accrues.

     Sale of Securities Pursuant to the Put Option by Non-U.S. Holders. A Non-U.S. Holder who receives cash in exchange for Securities pursuant to the Put Option generally will not be subject to U.S. federal income tax on any gain recognized, unless: (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

     If a Non-U.S. Holder is engaged in a trade or business in the United States, and if the gain on the Securities is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be subject to regular U.S. federal income tax on any gain realized on the sale or exchange of the Securities in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

     Information Reporting and Backup Withholding. The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. Payments made to U.S. Holders will generally be subject to such "information reporting," unless the U.S. Holder is an exempt recipient, such as a corporation and certain tax-exempt organizations.

     The "backup withholding" rules generally require payors to withhold tax at a rate of 28% from payments subject to information reporting if the recipient fails to furnish its taxpayer identification number to the payor or fails to certify that payments received by such Holder are not subject to backup withholding. In order to satisfy these requirements, U.S. Holders electing to surrender Securities should complete the Form W-9 which is part of the Purchase Notice and provide it with the Securities being surrendered. A U.S. Holder exempt from backup withholding and information reporting should so indicate in Part 2 of the Form W-9.

     If a Non-U.S. Holder holds Securities through the non-U.S. office of a non-U.S. related broker or financial institution, backup withholding and information reporting generally will not apply. Information reporting, and possibly backup withholding, may apply if the Securities are held by a Non-U.S. Holder through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and the Non-U.S. Holder fails to provide appropriate information (on Form W-8BEN or other applicable form) to the payor. Non-U.S. Holders should consult their tax advisors with respect to the application of U.S. information reporting and backup withholding rules to the disposition of Securities pursuant to the Put Option.

     11. Additional Information. The Guarantor is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov. Such reports and other information concerning the Guarantor may also be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

     The Guarantor and the Company have filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e)(4) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

     The documents listed below contain important information about the Guarantor and its financial condition.

     o the Guarantor's Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on September 4, 2003;

     o All other reports filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 20-F mentioned above;

     o All documents filed with the Securities and Exchange Commission by the Guarantor pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 5:00 p.m., New York City time, on the Purchase Date; and

     o The description of the Guarantor's Ordinary Shares and ADS's set forth in the Guarantor's Form 8-A filed with the Securities and Exchange Commission on October 30, 1990, as amended by the Guarantor's Form 8-A/A2, filed with the Securities and Exchange Commission on June 4, 1999.

     In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

     12. No Solicitations. Neither the Company nor the Guarantor has employed any persons to make solicitations or recommendations in connection with the Put Option.

     13. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

     14. Conflicts. In the event of any conflict between this Company Notice and the accompanying Purchase Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

     None of the Guarantor, the Company or their respective boards of directors or employees is making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.


                                   ELAN CORPORATION, PLC

                                   ELAN FINANCE CORPORATION LTD.
November 14, 2003

                                     ANNEX A

                    BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names of each of the members of the Guarantor's board of directors and executive officers:


Name                                          Positions Held
--------------------------------------        ---------------------------------------------------------
Garo H. Armen, Ph.D.                          Director
Brendan E. Boushel                            Director
Shane Cooke                                   Executive Vice President and Chief Financial Officer
Laurence G. Crowley                           Director
William F. Daniel                             Director, Executive Vice President and Company Secretary
Jean Duvall                                   Executive Vice President and General Counsel
Alan R. Gillespie, C.B.E., Ph.D.              Director
Ann Maynard Gray                              Director
John Groom                                    Director
Kelly Martin                                  Director, President and Chief Executive Officer
Kieran McGowan                                Director
Kevin M. McIntyre, M.D.                       Director
Kyran McLaughlin                              Director
Dennis J. Selkoe, M.D.                        Director
The Honorable Richard L. Thornburgh           Director
Daniel P. Tully                               Director


     The Guarantor's principal executive offices are located at Lincoln House, Lincoln Place, Dublin 2, Ireland and its telephone number is 353-1-709-4000.

     The following table sets forth the names of each of the members of the Company's board of directors and executive officers:


Name                                          Positions Held
-------------------------------------         ---------------------------------------------------------
Debra Moore Buryj                             Director and Vice President
David J. Doyle                                Director
Kevin Insley                                  Director, President and Chief Financial Officer
Richard A. Jenkyn                             Assistant Secretary
Wayne Morgan                                  Secretary


     The Company maintains its registered offices at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The Company's principal executive offices are located at 102 St. James Court, Flatts, Smiths Parish, Bermuda FL 04 and its telephone number is (441) 292-9169.



                                      A-1